                                                               EXHIBIT 13(b)










                      [ROCK FINANCIAL CORPORATION LOGO]

                                     1993

                                ANNUAL REPORT

FINANCIAL HIGHLIGHTS


(Dollars in thousands, except per share data)         1993                   1992                        1991
- ---------------------------------------------------------------------------------------------------------------
FOR THE YEAR
Net income                                   $        2,201           $         1,781           $        1,603
Return on average assets                               1.16%                      .95%                    1.00%
Return on average stockholders' equity                12.68                     10.54                     9.88
Loan originations for sale                           16,000                     8,709                    2,699
Loan sales                                           15,603                    11,395                    3,455
PER SHARE AMOUNTS
Net income*                                  $         2.40           $          1.94           $         1.75
Cash dividends paid                                    1.75                      1.65                     1.55
Book value*                                           19.58                     18.85                    18.41
AT YEAR-END
Total assets                                 $      191,365           $       187,893           $      190,193
Deposits                                            170,899                   167,482                  169,310
Loans                                                96,089                    96,994                  100,525
Serviced loan portfolio                              38,276                    25,390                   14,987
Stockholders' equity                                 18,023                    17,279                   16,869
Stockholders' equity to total assets                   9.42%                     9.21%                    8.87%
Tier 1 capital to risk-weighted assets                17.75                     16.53                    14.96
Total capital to risk-weighted assets                 19.00                     17.70                    16.21
- --------------------------------------------------------------------------------------------------------------

* Per share amounts are computed giving retroactive effect to stock dividends.


TABLE OF CONTENTS

FINANCIAL HIGHLIGHTS / TABLE OF CONTENTS                                                                     1
LETTER TO SHAREHOLDERS                                                                                       2
ROCK FINANCIAL CORPORATION DIRECTORS AND OFFICERS                                                            3
ROCKBANK MANAGEMENT                                                                                          4
FINANCIAL STATEMENTS --
    -  Consolidated Balance Sheet                                                                            5
    -  Consolidated Statement of Income                                                                      6
    -  Consolidated Statement of Changes in Stockholders' Equity                                             7
    -  Consolidated Statement of Cash Flows                                                                  8
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                                                   9
INDEPENDENT AUDITOR'S OPINION                                                                               22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS                       23
STATISTICAL INFORMATION --
    -  Consolidated Average Balance Sheet and Related Interest and Rates                                    30
    -  Analysis of Changes in Net Interest Income                                                           32
    -  Summary of Loan Loss Experience                                                                      33
SELECTED QUARTERLY FINANCIAL DATA                                                                           34
FIVE - YEAR SUMMARY                                                                                         35
MARKET AND DIVIDEND INFORMATION                                                                             36

Rock Financial Corporation takes pride in continuing the twenty-one year tradition of providing highly detailed financial information in its Annual Report and in its quarterly reports issued throughout the year. If further information is needed, please do not hesitate to contact Rock Financial Corporation by calling (908) 561-4600 during regular business hours.

(c)  1994, Rock Financial Corporation





                                  Rock Financial Corporation and Subsidiaries  1

CONSOLIDATED BALANCE SHEET


                                                                                                DECEMBER 31,
                                                                                     ----------------------------
(Dollars in thousands, except share data)                                            1993                  1992
- -----------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks (Note 2)                                          $           8,472     $           8,063
Federal funds sold                                                                    5,000                    --
Other short-term investments (Note 3)                                                 2,132                   869
Investment securities (Market value of $52,816 in 1993
    and $71,858 in 1992) (Notes 4 , 13, and 14)                                      51,580                71,395
Investment securities available for sale (Market value of $20,720
    in 1993 and $2,123 in 1992) (Note 5)                                             19,598                 2,015
Loans held for sale                                                                     852                   455
Loans (Notes 6, 7, 21 and 22)                                                        96,089                96,994
Less: Reserve for possible loan losses (Note 8)                                       1,363                 1,218
- -----------------------------------------------------------------------------------------------------------------
Net loans                                                                            94,726                95,776
Premises and equipment (Note 10)                                                      4,325                 4,430
Investment in real estate operations (Note 9)                                           243                   256
Other real estate owned, net (Note 11)                                                  563                   986
Accrued interest receivable                                                           1,510                 1,959
Other assets (Note 20)                                                                2,364                 1,426
- -----------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                              $         191,365     $         187,630
=================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits (Note 12):
    Non-interest bearing demand deposits                                  $          24,343     $          23,691
    Interest bearing deposits:
        Savings                                                                      87,094                74,523
        Time                                                                         59,462                69,268
- -----------------------------------------------------------------------------------------------------------------
Total deposits                                                                      170,899               167,482
Federal funds purchased and securities sold under repurchase
    agreements (Notes 4 and 13)                                                         138                   185
Other borrowed funds (Note 14)                                                          731                   738
Accrued taxes and other expenses                                                        931                   971
Other liabilities                                                                       643                   975
- -----------------------------------------------------------------------------------------------------------------
Total liabilities                                                                   173,342               170,351
Commitments and contingent liabilities (Note 22)
Stockholders' equity: (Notes 15, 16 and 17)
    Preferred stock, no par value: Authorized 250,000 shares                             --                    --
    Common stock, $3.33 1/3 par value: Authorized 2,500,000 shares;
        issued 928,962 shares in 1993 and 881,843 in 1992;
        outstanding 920,269 in 1993 and 873,150 in 1992                               3,096                 2,939
Surplus                                                                              14,659                13,143
Retained earnings                                                                       466                 1,395
Less: Treasury stock, at cost: 8,693 shares                                             198                   198
- -----------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                           18,023                17,279
- -----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $         191,365     $         187,630
=================================================================================================================

See accompanying notes to consolidated financial statements





                                  Rock Financial Corporation and Subsidiaries  5

CONSOLIDATED STATEMENT OF INCOME

                                                                                 YEAR ENDED DECEMBER 31,
                                                                         --------------------------------------
(Dollars in thousands, except share data)                                1993             1992             1991
- -------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans (Note 7)                                   $     8,845      $     9,313      $    11,046
Interest and dividends on investment securities (Note 5):
    Taxable                                                                 3,794            3,739            1,620
    Exempt from Federal income taxes                                          263              416              767
Interest on Federal funds sold                                                167               16               86
Interest on other short-term investments                                       61               88              393
Interest on deposits with banks                                                --               24              137
- -------------------------------------------------------------------------------------------------------------------
Total interest income                                                      13,130           13,596           14,049
- -------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits (Note 12)                                              5,252            6,718            7,735
Interest on Federal funds purchased and securities sold
    under repurchase agreements                                                13               68               39
Interest on other borrowed funds                                               11               15               24
- -------------------------------------------------------------------------------------------------------------------
Total interest expense                                                      5,276            6,801            7,798
- -------------------------------------------------------------------------------------------------------------------
Net interest income                                                         7,854            6,795            6,251
PROVISION FOR POSSIBLE LOAN LOSSES (Note 8)                                   360              320              268
- -------------------------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan losses                7,494            6,475            5,983
- -------------------------------------------------------------------------------------------------------------------
OTHER OPERATING INCOME
Service charges on deposit accounts                                           528              483              472
Investment securities gains (Notes 4 and 5)                                   217              691            1,161
Gain on sale of loans                                                         944              652              131
Other income                                                                  317              287              323
- -------------------------------------------------------------------------------------------------------------------
Total other operating income                                                2,006            2,113            2,087
- -------------------------------------------------------------------------------------------------------------------
OTHER OPERATING EXPENSES
Salaries and other employee benefits (Note 19)                              3,648            3,255            2,786
Net occupancy (Note 10)                                                       438              385              400
Furniture and equipment expense (Note 10)                                     306              259              252
Other real estate owned provision and operating expenses (Note 11)             21              138              372
Other expenses (Notes 10 and 18)                                            1,851            1,981            1,587
- -------------------------------------------------------------------------------------------------------------------
Total other operating expenses                                              6,264            6,018            5,397
- -------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                  3,236            2,570            2,673
Income tax expense (Note 20)                                                1,035              789            1,070
- -------------------------------------------------------------------------------------------------------------------
NET INCOME                                                            $     2,201      $     1,781      $     1,603
===================================================================================================================
NET INCOME PER SHARE                                                  $      2.40      $      1.94      $      1.75
===================================================================================================================
AVERAGE COMMON SHARES OUTSTANDING                                         918,234          916,568          916,488
===================================================================================================================

See accompanying notes to consolidated financial statements





6  Rock Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                   UNREALIZED
                                                                                  DEPRECIATION
                                                                                  ON MARKETABLE                      TOTAL
                                                COMMON                 RETAINED      EQUITY       TREASURY       STOCKHOLDERS'
(Dollars in thousands)                          STOCK      SURPLUS     EARNINGS    SECURITIES       STOCK           EQUITY
- ----------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1991                       $ 2,669    $  11,388   $    2,640   $[    958]    $[   198]       $   15,541
Net income for 1991                                 --           --        1,603          --           --             1,603
Dividends:
      Cash ($1.55 per share)                        --           --   [    1,228]         --           --         [   1,228]
      Cash in lieu of fractional shares             --           --   [        5]         --           --         [       5]
      5% stock dividend                            131          853   [      984]         --           --                --
Change in unrealized depreciation on
      marketable equity securities                  --           --           --         958           --               958
- ----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1991                       2,800       12,241        2,026          --      [   198]           16,869
Net income for 1992                                 --           --        1,781          --           --             1,781
Dividends:
      Cash ($1.65 per share)                        --           --   [    1,372]         --           --         [   1,372]
      Cash in lieu of fractional shares             --           --   [        5]         --           --         [       5]
      5% stock dividend                            138          897   [    1,035]         --           --                --
Stock options exercised                              1            5           --          --           --                 6
- ----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1992                       2,939       13,143        1,395          --      [   198]           17,279
Net income for 1993                                 --           --        2,201          --           --             2,201
Dividends:
      Cash ($1.75 per share)                        --           --   [    1,531]         --           --         [   1,531]
      Cash in lieu of fractional shares             --           --   [        9]         --           --         [       9]
      5% stock dividend                            145        1,445   [    1,590]         --           --                --
Stock options exercised                             12           71           --          --           --                83
- ----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993                     $ 3,096    $  14,659   $      466   $      --     $[   198]       $   18,023
- ----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements





                                  Rock Financial Corporation and Subsidiaries  7

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                            YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------------------------
(Dollars in thousands)                                                         1993                  1992                 1991
- -----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                             $       2,201          $       1,781          $       1,603
Adjustments to reconcile net income to net cash from
   operating activities:
   Depreciation and amortization                                                 282                    234                    254
   Provision for possible loan losses                                            360                    320                    268
   Provision for possible losses on other real estate owned                       28                    138                    372
   Gain on sale of investment securities                                 [        13]           [       172]           [       391]
   Gain on sale of investment securities available for sale              [       204]           [       519]           [       770]
   Amortization of premium, net of discount accretion
      on investment securities                                                   714                    650                    487
   Gain on sale of loans held for sale                                   [       944]           [       652]           [       131]
   Loss on sale of investments in real estate operations                          --                     17                      8
   (Gain) loss on sale of other real estate owned                        [        85]                    36                     --
   Deferred income tax expense (benefit)                                           9            [        57]           [       369]
Proceeds from sale of loans held for sale                                     16,525                 12,586                  3,586
Loans originated for sale                                                [    16,000]           [     8,709]           [     2,899]
Purchases of investment securities available for sale                    [     1,703]                    --            [    83,602]
Proceeds from sales of investment securities available
   for sale                                                                    1,441                 35,354                 84,803
Decrease (increase) in accrued interest receivable                               449            [       112]           [       228]
Premium paid on branch acquisition                                                --                     --            [       203]
(Decrease) increase in other assets                                      [       947]                    39            [       108]
(Decrease) increase in accrued taxes and other expenses                  [        40]           [     1,148]                 1,053
Increase (decrease) in other liabilities                                 [       139]           [       163]                   324
- -----------------------------------------------------------------------------------------------------------------------------------
Net cash from operating activities                                             1,934                 39,623                  4,057
- -----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
(Increase) decrease in Federal funds sold                                [     5,000]                    --                  2,000
Decrease  in interest bearing deposits with banks                                 --                  1,500                     --
(Increase) decrease in other short-term investments                      [     1,263]                 2,965            [       295]
Purchases of investment securities                                       [    13,743]           [    56,986]           [    58,660]
Proceeds from maturities and calls of investment securities,
   including principal payments                                               15,656                  9,059                  8,514
Proceeds from sales of investment securities                                      84                  4,843                  6,407
Net decrease (increase) in loans                                                 307                  1,447            [       651]
Proceeds from sales of investments in real estate operations                      --                    157                     84
Purchases of premises and equipment                                      [       164]           [       685]           [       292]
Proceeds from sales of other real estate owned                                   692                  1,610                     --
- -----------------------------------------------------------------------------------------------------------------------------------
Net cash applied to investing activities                                 [     3,431]           [    36,090]           [    42,893]
- -----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Deposits assumed in branch acquisition                                            --                     --                 32,189
Increase (decrease) in deposits                                                3,417            [     1,828]                10,495
Decrease in Federal funds purchased and securities sold
   under repurchase agreements                                           [        47]           [       153]           [       112]
(Decrease) increase in other borrowed funds                              [         7]                    44                     73
Proceeds from exercise of stock options                                           83                      6                     --
Dividends paid                                                           [     1,540]           [     1,377]           [     1,233]
- -----------------------------------------------------------------------------------------------------------------------------------
Net cash from (applied to) financing activities                                1,906            [     3,308]                41,412
- -----------------------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                            409                    225                  2,576
Cash and cash equivalents at beginning of year                                 8,063                  7,838                  5,262
- -----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                               $       8,472          $       8,063          $       7,838
===================================================================================================================================
CASH PAID DURING YEAR FOR:
   Interest                                                            $       5,391          $       7,160          $       7,092
   Income taxes                                                                1,500                  1,434                    664

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
   Real estate acquired in settlement of loans                                   212                  1,042                  2,096
   Transfers of investment securities to
      investment securities available for sale                                17,124                 27,628                  9,239
===================================================================================================================================

See accompanying notes to consolidated financial statements





8  Rock Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Rock Financial Corporation and its subsidiaries (the "Corporation" or "Rock Financial") conform with generally accepted accounting principles and to general practice within the banking industry. In preparing the financial statements, management is required to make estimates of assets and liabilities as of the date of the balance sheet and revenues and expenses for the related periods. Actual results could differ significantly from those estimates. The following is a summary of the more significant policies and practices.

PRINCIPLES OF CONSOLIDATION

The financial statements include the accounts of Rock Financial Corporation and its wholly-owned subsidiary, RockBank (the "Bank"), as well as Viking Commercial Corporation and Leeway Enterprises, Inc., both wholly-owned subsidiaries of RockBank. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

For purposes of the preparation of the Statement of Cash Flows, cash and cash equivalents includes cash and due from banks.

INVESTMENT SECURITIES AND INVESTMENT SECURITIES AVAILABLE FOR SALE

Securities are designated as held for investment or available for sale at the time of acquisition. Securities that the Corporation has the intent and ability at the time of purchase to hold until maturity are designated as held for investment. Investment debt securities are stated at cost and adjusted for amortization of premiums to the earlier of maturity or call date and accretion of discount to maturity. Marketable equity securities are generally carried at the lower of cost or market. Unrealized losses on these marketable equity securities are reported as a reduction of investment securities and as a reduction of stockholders' equity. Any marketable equity security for which there has been other than a temporary impairment of value is written down to its estimated market value.

Investment securities available for sale are reported at the lower of aggregate cost or market. Securities to be held for indefinite periods of time but not intended to be held until maturity or on a long-term basis are classified as investment securities available for sale. Securities held for indefinite periods of time include securities that the Corporation intends to use as part of its interest sensitivity management strategy and that may be sold in response to changes in interest rates, resultant risk and other factors.

Gains and losses realized from sales of securities are determined using the specific identification method.

In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. SFAS 115 is effective for fiscal years beginning after December 15, 1993. The adoption of SFAS 115 is not expected to have a material effect on the Corporation's consolidated financial condition or results of operations.

LOANS

Loans are stated at principal amounts outstanding net of unearned discount. Interest income is accrued as earned, based upon the principal amounts outstanding. Loan origination fees and certain direct loan origination costs are deferred and recognized over the life of the loan as an adjustment to the loan's yield. Recognition of interest on the accrual method is generally discontinued when a loan contractually becomes 90 days or more past due or reasonable doubt exists as to the collectibility of the loan. At the time a loan is placed on a nonaccrual status, previously accrued and uncollected interest is generally reversed against interest income in the current period. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to an accrual status when factors indicating doubtful collectibility no longer exist.

The Bank originates loans guaranteed by the Small Business Administration ("SBA"). These loans have maturities of up to 25 years and are guaranteed up to 70% by the SBA. The Corporation sells the guaranteed portions of these loans and retains the unguaranteed portions as well as the rights to service the loans. Gains are recorded on loan sales based on premiums paid by the purchasers. A portion of the gains are deferred and recorded as income over the estimated average life of the loans.

The Corporation also originates mortgage loans for sale. Premiums received from purchasers are recorded as income when received.

Once the determination to sell a loan has been made, it is transferred to loans held for sale and carried at the lower of remaining principal balance or market value.

In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114 "Accounting for Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114 addresses the criteria for accounting for loans that have been impaired. It requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS 114 is effective for fiscal years beginning after December 15, 1994. Management has not determined the effect of the adoption of SFAS 114 on the Corporation's consolidated financial condition or results of operations.

RESERVE FOR POSSIBLE LOAN LOSSES

The reserve for possible loan losses is maintained at a level determined adequate to provide for potential losses in the loan portfolio. The reserve is increased by provisions charged to operations and recoveries of loans previously charged off, and reduced by loan charge-offs. The reserve is based on management's evaluation of the loan portfolio and several other factors, including loan loss experience, economic conditions and individual credit situations.

                                                                     (continued)





                                  Rock Financial Corporation and Subsidiaries  9

Management believes that the reserve for possible loan losses is adequate. While management uses available information to determine the adequacy of the reserve, future additions may be necessary based on changes in economic conditions or in subsequently occurring events unforeseen at the time of evaluation.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's reserve for possible loan losses. Such agencies may require the Bank to increase the reserve based on their judgement of information available to them at the time of their examination.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation based upon estimated useful lives of 3 to 50 years, computed using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the lesser of term of the lease or the estimated useful life of the asset. Such useful lives range from 10 to 15 years. Maintenance and repairs are charged to operations as incurred, while major replacements and improvements are capitalized. The net asset values of assets retired or disposed of are removed from the asset accounts and gains and losses are included in operations.

OTHER REAL ESTATE OWNED

Other real estate owned acquired through foreclosure, deed in lieu of foreclosure, or in-substance foreclosure, is carried at the lower of cost or fair value. When a property is acquired, the excess of the loan balance over the estimated fair value is charged to the reserve for possible loan losses. A reserve for other real estate owned has been established to maintain these properties at the lower of cost or fair value less estimated cost to sell. Other real estate owned is presented net of the related reserve.

Operating results of other real estate owned, including rental income and operating expenses, are included in "other real estate owned provision and operating expenses."

CORE DEPOSIT PREMIUMS

The premiums paid for the acquisition of deposits in connection with the purchase of branch offices is amortized on a straight-line basis over the estimated useful life of the assumed deposit base.

INCOME TAXES

Federal income taxes are based on currently reported income and expense after the elimination of income which is exempt from Federal income tax. Such timing differences include income from collateralized mortgage obligations, depreciation and the provision for possible loan losses.

In February 1992, the Financial Accounting Standards Board issued State of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. To the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Corporation previously provided for income taxes under Accounting Principles Board Opinion No. 11, which provided for deferred income taxes on all significant items of income and expense that are recognized in different periods for financial reporting and income tax purposes.

The Corporation adopted the provisions of SFAS No. 109 as of January 1, 1993 with no material effect on the consolidated financial statements.

PENSION PLAN

The Bank has a defined benefit non-contributory pension plan covering substantially all employees. Costs of the plan, based on actuarial computations of the current and future benefits for employees, are charged to expense and are funded based on the maximum amount that can be deducted for Federal income tax purposes.

NET INCOME PER SHARE

Net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period, retroactively adjusted for stock dividends. Shares issuable under the Corporation's stock option plan have not been included in the calculation of net income per share since their effect is not significant.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates of the Corporation's financial instruments are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and such other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax charges and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.





10  Rock Financial Corporation and Subsidiaries

Fair value estimates, methods and assumptions are set forth throughout each respective footnote regarding the Corporation's financial instruments.


NOTE 2           RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain average balances to satisfy Federal Reserve Bank requirements. Average required reserve balances were $993,000 in 1993, $827,000 in 1992 and $557,000 in 1991, respectively.


NOTE 3           OTHER SHORT-TERM INVESTMENTS

At December 31, 1993 and 1992, other short-term investments consisted of money market funds. The book value of these investments is considered to be a reasonable estimate of fair value.


NOTE 4           INVESTMENT SECURITIES

Investment securities at December 31 are summarized below. The market values set forth below are generally based on quoted market prices.

                                                           BOOK           GROSS              GROSS            MARKET
1993 (Dollars in thousands)                                VALUE    UNREALIZED GAINS   UNREALIZED LOSSES       VALUE
- ---------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                               $    25,722     $       911        $       1       $    26,632
U.S. Government agencies                                    21,004             173              151            21,026
Obligations of states and political subdivisions             4,725             304               --             5,029
Other bonds, notes and debentures                              129              --               --               129
- ---------------------------------------------------------------------------------------------------------------------
TOTALS                                                 $    51,580     $     1,388        $     152       $    52,816
=====================================================================================================================

                                                           BOOK           GROSS              GROSS            MARKET
1992 (Dollars in thousands)                                VALUE    UNREALIZED GAINS   UNREALIZED LOSSES       VALUE
- ---------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                               $    39,469     $       418        $      --       $    39,887
U.S. Government agencies                                    26,866              --              144            26,722
Obligations of states and political subdivisions             4,755             193               --             4,948
Other bonds, notes and debentures                              234              --               --               234
Marketable equity securities - net                              71              --                4                67
- ---------------------------------------------------------------------------------------------------------------------
Totals                                                 $    71,395     $       611        $     148       $    71,858
=====================================================================================================================

Investment securities with book values of $3,427,000 and $2,436,000 at December 31, 1993 and 1992, respectively were pledged to secure public deposits, securities sold under repurchase agreements and for other purposes as required by law.

Book and market values at December 31 of investment debt securities are set forth below by contractual maturity. Actual maturities may differ from contractual maturities because of call or prepayment features.

                                                                  1993                               1992
                                                        --------------------------        -----------------------------
(Dollars in thousands)                                  BOOK VALUE    MARKET VALUE        BOOK VALUE       MARKET VALUE
- -----------------------------------------------------------------------------------------------------------------------
Due in one year or less                                $     1,863     $     1,874        $      --       $        --
Due after one year but within five years                    34,632          35,645           25,471            25,921
Due after five years but within ten years                    1,143           1,231           18,962            19,128
Due after ten years                                          3,064           3,233            3,593             3,672
- ---------------------------------------------------------------------------------------------------------------------
                                                            40,702          41,983           48,026            48,721
Mortgage and asset-backed securities                        10,878          10,833           23,298            23,070
- ---------------------------------------------------------------------------------------------------------------------
Totals                                                 $    51,580     $    52,816        $  71,324       $    71,791
=====================================================================================================================

Proceeds from sales of investment securities were as follows:

(Dollars in thousands)                                                    1993               1992              1991
- ---------------------------------------------------------------------------------------------------------------------
Proceeds from sales of debt securities                             $         --       $      4,782       $      4,276
Proceeds from sales of marketable equity ecurities                           84                 61              2,131
- ---------------------------------------------------------------------------------------------------------------------
Totals                                                             $         84       $      4,843       $      6,407
=====================================================================================================================





                                 Rock Financial Corporation and Subsidiaries  11

Gains and losses were realized on sales of investment securities as follows:


(Dollars in thousands)                                                    1993               1992              1991
- ---------------------------------------------------------------------------------------------------------------------
Debt securities:
     Gross gains                                                   $         --       $       172        $       349
- ---------------------------------------------------------------------------------------------------------------------
Net  gains                                                                   --               172                349
- ---------------------------------------------------------------------------------------------------------------------
Marketable equity securities:
     Gross gains                                                             13                12                 67
     Gross losses                                                            --       [        12]       [        25]
- ---------------------------------------------------------------------------------------------------------------------
Net  gains                                                                   13                --                 42
- ---------------------------------------------------------------------------------------------------------------------
Net  gains on investment securities                                $         13       $        172       $       391
=====================================================================================================================

Gross losses on marketable equity securities in 1992 includes a writedown of $12,000.

Interest and dividends on investment securities and investment securities available for sale were as follows:

(Dollars in thousands)                                                    1993               1992              1991
- ---------------------------------------------------------------------------------------------------------------------
U.S. government and Federal agencies                               $      3,760       $      3,656       $      1,233
States and political subdivisions                                           263                416                767
Other securities                                                             34                 83                387
- ---------------------------------------------------------------------------------------------------------------------
Totals                                                             $      4,057       $      4,155       $      2,387
=====================================================================================================================


NOTE 5           INVESTMENT SECURITIES AVAILABLE FOR SALE

Investment securities available for sale at December 31 are summarized below. The fair market values presented below are generally based on quoted market prices.

                                                           BOOK           GROSS              GROSS            MARKET
1993 (Dollars in thousands)                                VALUE    UNREALIZED GAINS   UNREALIZED LOSSES       VALUE
- ---------------------------------------------------------------------------------------------------------------------
U.S. Government securities                             $    17,546     $     1,092        $      --       $    18,638
Marketable equity securities                                 2,052              78               48             2,082
- ---------------------------------------------------------------------------------------------------------------------
TOTALS                                                 $    19,598     $     1,170        $      48       $    20,720
=====================================================================================================================

                                                           BOOK           GROSS              GROSS            MARKET
1992 (Dollars in thousands)                                VALUE    UNREALIZED GAINS   UNREALIZED LOSSES       VALUE
- ---------------------------------------------------------------------------------------------------------------------
U.S. Government securities                             $     1,008     $        20        $      --       $     1,028
Marketable equity securities                                 1,007              88               --             1,095
- ---------------------------------------------------------------------------------------------------------------------
Totals                                                 $     2,015     $       108        $      --       $     2,123
=====================================================================================================================

Book and market values at December 31 of investment debt securities available for sale are set forth below by contractual maturity.

                                                                  1993                                1992
                                                           BOOK          MARKET              BOOK             MARKET
(Dollars in thousands)                                     VALUE          VALUE              VALUE             VALUE
- ---------------------------------------------------------------------------------------------------------------------
Due after one year but within five years               $     6,684     $     7,028        $   1,008       $     1,028
Due after five years but within ten years                   10,862          11,610               --                --
- ---------------------------------------------------------------------------------------------------------------------
Totals                                                 $    17,546     $    18,638        $   1,008       $     1,028
=====================================================================================================================

Proceeds from sales of investment securities available for sale were as follows:

(Dollars in thousands)                                                    1993               1992              1991
- ---------------------------------------------------------------------------------------------------------------------
Proceeds from sales of debt securities                             $         --       $     35,331       $     84,803
Proceeds from sales of marketable equity securities                       1,441                 23                 --
- ---------------------------------------------------------------------------------------------------------------------
Totals                                                             $      1,441       $     35,354       $     84,803
=====================================================================================================================

                                                                     (continued)




12  Rock Financial Corporation and Subsidiaries

Gains and losses were realized on sales of investment securities available for sale as follows:

(Dollars in thousands)                                       1993                 1992                1991
- ----------------------------------------------------------------------------------------------------------------
Debt securities:
    Gross gains                                          $        --           $      522           $    1,270
- -----------------------------------------------------------------------------------------------------------------
Net  gains                                                        --                  522                1,270
- -----------------------------------------------------------------------------------------------------------------
Marketable equity securities:
    Gross gains                                                  235                    1                    5
    Gross losses                                           [      31 ]           [      4 ]           [    505  ]
- -----------------------------------------------------------------------------------------------------------------
Net  gains (losses)                                              204             [      3 ]           [    500  ]
- -----------------------------------------------------------------------------------------------------------------
Net  gains on investment securities available
    for sale                                             $       204           $      518           $      770
=================================================================================================================


NOTE 6           LOANS

Loans, net of unearned discount and deferred loan fees are summarized as of December 31 as follows:

(Dollars in thousands)                                                     1993                       1992
- --------------------------------------------------------------------------------------------------------------
Commercial                                                              $    57,780                 $   53,708
Installment                                                                  15,418                     18,027
Real estate:
    Construction                                                              1,230                        358
    Mortgage                                                                 21,661                     24,901
- --------------------------------------------------------------------------------------------------------------
Total loans                                                             $    96,089                 $   96,994
- --------------------------------------------------------------------------------------------------------------

Most of the Corporation's loans are made to borrowers located within the state of New Jersey.

The fair value estimate of the loan portfolio, net, amounted to approximately $97,677,000 and $97,550,000 at December 31, 1993 and 1992, respectively. Fair values are estimated for categories of loans with similar financial characteristics. Each loan category was further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories. The fair value of performing loans was calculated by discounting future cash flows using market discount rates that reflect the credit and interest rate risk inherent in the loan. Fair value of nonaccrual loans was determined by discounting the estimated future cash flows on these loans, taking into consideration collection costs and the risk of nonpayment.

The fair value estimate provided does not include the value of the Corporation's loan servicing portfolio, on which service fee income is earned.


NOTE 7             NONPERFORMING LOANS

Nonperforming loans consists of loans on which the accrual of interest has been discontinued or loans which are contractually past due 90 days or more as to interest or principal payments on which interest income is still being accrued. Nonaccrual loans include loans where principal or interest payments are 90 days or more past due. Subsequent interest payments are credited to income when received.

The table below presents the principal amounts of nonperforming loans.


                                                                                        December 31,
                                                                            ----------------------------------
(Dollars in thousands)                                                       1993                      1992
- --------------------------------------------------------------------------------------------------------------
Nonaccrual loans:
       Commercial                                                       $     1,897                 $    4,099
      Installment                                                             1,035                      1,253
      Real estate                                                             1,515                      2,034
- --------------------------------------------------------------------------------------------------------------
Total nonaccrual loans                                                        4,448                      7,386
- --------------------------------------------------------------------------------------------------------------
Loans past due 90 days or more and accruing:
      Commercial                                                                169                         --
      Installment                                                                10                         --
      Real estate                                                                --                         --
- --------------------------------------------------------------------------------------------------------------
Total                                                                           179                         --
- --------------------------------------------------------------------------------------------------------------
Total nonperforming loans                                               $     4,627                 $    7,386
==============================================================================================================

                                                                     (continued)





                                 Rock Financial Corporation and Subsidiaries  13

The effect of nonaccrual loans on income before taxes is presented below.

(Dollars in thousands)                                                   1993               1992              1991
- ---------------------------------------------------------------------------------------------------------------------
Interest income received                                           $        320       $         88       $        112
Interest income foregone                                                    598                551                305
- ---------------------------------------------------------------------------------------------------------------------
Gross amount of interest that would have been recorded
     at original rate                                              $        918       $        639       $        417
=====================================================================================================================


NOTE 8           RESERVE FOR POSSIBLE LOAN LOSSES

Transactions in the reserve for possible loan losses are summarized as follows:

(Dollars in thousands)                                                  1993               1992              1991
- ---------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1                                                 $      1,218       $      1,429       $      1,341
Provision for possible loan losses charged to operations                    360                320                268
Recoveries of previous charge-offs                                            3                 21                  4
- ---------------------------------------------------------------------------------------------------------------------
                                                                          1,581              1,770              1,613
Less: Charge-offs                                                           218                552                184
- ---------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31                                               $      1,363       $      1,218       $      1,429
=====================================================================================================================


NOTE 9           INVESTMENT IN REAL ESTATE OPERATIONS

Included in investment in real estate operations are three residential townhouses and condominiums located in New Jersey, all of which were leased at December 31, 1993.

NOTE 10          PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31 follows:

(Dollars in thousands)                                                      1993                       1992
- --------------------------------------------------------------------------------------------------------------
Land                                                                    $     1,939                 $    1,939
Premises                                                                      2,616                      2,594
Furniture and equipment                                                       1,270                      1,228
Leasehold improvements                                                            2                         --
- --------------------------------------------------------------------------------------------------------------
Total cost                                                                    5,827                      5,761
Less: Accumulated depreciation and amortization                               1,502                      1,331
- --------------------------------------------------------------------------------------------------------------
Net book value                                                          $     4,325                 $    4,430
==============================================================================================================

Depreciation and amortization expense were charged to operations as follows:

(Dollars in thousands)                                                  1993               1992              1991
- ---------------------------------------------------------------------------------------------------------------------
Net occupancy                                                      $         93       $         80       $         75
Furniture and equipment expense                                             176                136                156
Other expenses                                                               13                 18                 23
- ---------------------------------------------------------------------------------------------------------------------
Total depreciation and amortization expense                        $        282       $        234       $        254
=====================================================================================================================


NOTE 11          OTHER REAL ESTATE OWNED

Other real estate owned includes both foreclosed and in-substance foreclosed property, and is presented net of a reserve for other real estate owned. At December 31, other real estate owned consisted of the following:

(Dollars in thousands)                                                      1993                       1992
- --------------------------------------------------------------------------------------------------------------
Other real estate owned                                                 $       532                 $      677
In-substance foreclosures                                                        83                        349
- --------------------------------------------------------------------------------------------------------------
Other real estate owned, gross                                                  615                      1,026
Less: Reserve for other real estate owned                                        52                         40
- --------------------------------------------------------------------------------------------------------------
Total                                                                   $       563                 $      986
==============================================================================================================

                                                                     (continued)





14  Rock Financial Corporation and Subsidiaries

Transactions in the reserve for other real estate owned were as follows:

(Dollars in thousands)                                                       1993                       1992
- --------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1                                                      $        40                 $       --
Provision for possible losses on other real estate owned                         28                        138
- --------------------------------------------------------------------------------------------------------------
                                                                                 68                        138
Less: Charge-offs                                                                16                         98
- --------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31                                                    $        52                 $       40
==============================================================================================================


NOTE 12          DEPOSITS

Time deposits issued in amounts of $100,000 or more have the following maturities at December 31:

(Dollars in thousands)                                                      1993                       1992
- --------------------------------------------------------------------------------------------------------------
Three months or less                                                    $     2,588                 $    3,629
Over three months but within six months                                         718                        769
Over six months but within twelve months                                      1,068                      1,350
Over twelve months                                                            1,616                      2,154
- --------------------------------------------------------------------------------------------------------------
Total                                                                   $     5,990                 $    7,902
==============================================================================================================

Interest expense on certificates of deposit of $100,000 or more was $335,000, $553,000 and $637,000 in 1993, 1992 and 1991, respectively.

The estimated fair value of deposits at December 31, 1993 are forth below. The fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, is equal to the amount payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rates represent rates currently offered for time deposits of similar remaining maturities.

                                                                  1993                                1992
                                                        --------------------------------------------------------------
                                                                        ESTIMATED                            ESTIMATED
(Dollars in thousands)                                  BOOK VALUE     FAIR VALUE         BOOK VALUE        FAIR VALUE
- ----------------------------------------------------------------------------------------------------------------------
Noninterest bearing demand deposits                    $    24,343     $    24,343        $  23,691       $    23,691
Savings accounts                                            87,094          87,094           74,523            74,523
Time deposits:
     Maturing in three months or less                       19,572          19,572           18,543            18,543
     Maturing between three months and one year             26,738          26,990           32,761            32,926
     Maturing in more than one year                         13,152          13,802           17,964            18,671
- ---------------------------------------------------------------------------------------------------------------------
Totals                                                 $   170,899     $   171,801        $ 167,482       $   168,354
=====================================================================================================================

The fair value estimates presented above do not include the benefit from low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market.


NOTE 13          FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER REPURCHASE
                 AGREEMENTS

Information regarding Federal funds purchased and securities sold under repurchase agreements at December 31 is present- ed below. The book value of these borrowings is considered to be a reasonable estimate of fair value.

                                                                                               AVERAGE
                                                            AVERAGE INTEREST      AVERAGE     INTEREST        MAXIMUM
                                                                 RATE ON          BALANCE       RATE          BALANCE
                                                 DECEMBER 31   DECEMBER 31        DURING       DURING         AT ANY
(Dollars in thousands)                             BALANCE       BALANCE         THE YEAR     THE YEAR       MONTH-END
- ----------------------------------------------------------------------------------------------------------------------
1993
Securities sold under repurchase agreements        $    138        1.77%        $      229       2.85%       $    421
Federal funds purchased                                  --          --                197       3.26           2,500
- ---------------------------------------------------------------------------------------------------------------------
Total                                              $    138        1.77%        $      426       3.05%       $  2,921
- ---------------------------------------------------------------------------------------------------------------------
1992
Securities sold under repurchase agreements        $    185        3.50%        $      833       4.08%       $  1,273
Federal funds purchased                                  --          --              1,000       3.38           4,500
- ---------------------------------------------------------------------------------------------------------------------
Total                                              $    185        3.50%        $    1,833       3.66%       $  5,773
=====================================================================================================================





                                 Rock Financial Corporation and Subsidiaries  15

NOTE 14          OTHER BORROWED FUNDS

Other borrowed funds consist of a note issued by the Bank to the U.S. Treasury Department, payable with interest at 1/4% below the weekly average of the daily effective Federal funds rate, due on demand. The book value of these borrowings is considered to be a reasonable estimate of fair value.

The note is collateralized by various investment securities with a book value of $1,006,000.


NOTE 15          COMMON STOCK

The Corporation paid a 5% stock dividend in 1993, 1992 and 1991 to its common stockholders. Earnings per share amounts have been retroactively adjusted to reflect these dividends.


NOTE 16          STOCK OPTION PLAN

Options to purchase common stock of the Corporation are granted to employees at the fair market value of the stock on the date of the grant. Options expire from five to ten years after the date of the grant.

Activity in the stock option plan was as follows:

                                                                   1993                                      1992
                                                       ----------------------------------------------------------------------------
                                                          NUMBER         OPTION PRICE             NUMBER            OPTION PRICE
                                                        OF SHARES         PER SHARE              OF SHARES            PER SHARE
- -----------------------------------------------------------------------------------------------------------------------------------
Options outstanding, January 1                            22,686       $22.02 -- $28.69            15,212          $20.96 -- $29.71
Options granted                                            8,718                  38.00             8,350                     25.00
Increase in options resulting from stock dividend            961        20.02 --  28.07               701           20.02 --  28.69
Options exercised                                      [   3,546]       20.02 --  28.07         [     229]          23.00     25.87
Options terminated or expired                          [     598]       23.31 --  25.28         [   1,348]          23.80 --  25.01
- -----------------------------------------------------------------------------------------------------------------------------------
Options outstanding, December 31                          28,221       $20.02 -- $38.00            22,686          $22.02 -- $28.69
===================================================================================================================================

The options outstanding and exercisable were granted at various dates from 1989. In the aggregate, not more than 94,251 shares of the Corporation's common stock may be issued under options granted or available for grant pursuant to the plan.


NOTE 17          RESTRICTIONS ON SUBSIDIARY BANK DIVIDENDS

Subject to applicable law, the Board of Directors of the Bank and of the Corporation may each provide for the payment of dividends when it is determined that dividend payments are appropriate, taking into account factors including, without limitation, net income, capital requirements, financial condition, alternative investment options, tax implications, prevailing economic conditions, industry practices, and other factors deemed to be relevant at the time.

Certain limitations exist on the availability of a subsidiary bank's undistributed net assets for the payment of dividends to the parent company without the prior approval of the bank regulatory authorities. Under State banking statutes, the Bank may pay dividends only if capital of the subsidiary bank would remain unimpaired and remaining surplus would be no less than 50% of capital stock.


NOTE 18          OPERATING EXPENSES

The following expenses represent more than 1% of total interest income and other operating income.

(Dollars in thousands)                                                    1993               1992              1991
- ---------------------------------------------------------------------------------------------------------------------
FDIC Insurance                                                     $        376       $        377       $        267
Professional and directors' fees                                            328                271                296
Data processing                                                             254                323                316
Payroll taxes                                                               246                211                182
=====================================================================================================================


NOTE 19          EMPLOYEE BENEFIT PLANS

PENSION PLAN

The Bank has a defined benefit noncontributory pension plan covering substantially all employees. The benefits are based on years of service and the employee's average compensation of the highest five consecutive years. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes.

(Dollars in thousands)                                                      1993                       1992
- --------------------------------------------------------------------------------------------------------------
Service cost                                                            $       153                 $      125
Interest cost                                                                   101                         85
Return on plan assets                                                    [       63]                 [     109]
Net amortization and deferral                                            [       81]                 [      32]
- --------------------------------------------------------------------------------------------------------------
Total pension cost                                                      $       110                 $       69
==============================================================================================================

                                                                     (continued)





16  Rock Financial Corporation and Subsidiaries

The following table sets forth the plan's funded status at December 31.

(Dollars in thousands)                                                      1993                       1992
- ------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation, including vested benefits
    of $785 in 1993 and $847 in 1992                                    $       814                 $      867
- ------------------------------------------------------------------------------------------------------------------
Plan assets at fair value                                                     1,013                      1,455
Projected benefit obligation                                             [    1,189]                 [   1,252]
- ------------------------------------------------------------------------------------------------------------------
Plan assets (less than) in excess of projected benefit obligation        [      176]                       203
Unrecognized net assets                                                  [      236]                 [     352]
Unrecognized prior service cost                                                  77                         --
Unrecognized net loss since transition                                          372                         77
- ------------------------------------------------------------------------------------------------------------------
Prepaid (accrued) pension cost                                          $        37                 $[      72]
==================================================================================================================

The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 5% in 1993 and 8% and 5.5% in 1992. The assumed long-term rate of return on plan assets was 8% in 1993 and 1992. The plan's assets are principally invested in U.S. Government securities and common stock.

PROFIT SHARING PLAN

The Corporation has a profit sharing plan for key personnel. Participants share in contributions made by the Corporation based on achieving certain earnings objectives approved by the Board of Directors. Contributions charged to operations in 1993 and 1992 amounted to $110,000 and $98,000, respectively, while there were no contributions made in 1991.

EMPLOYEE SAVINGS PLAN

The Corporation maintains an employee savings plan pursuant to section 401(K) of the Internal Revenue Code. The plan covers all employees with one year or more of service. Participants are allowed to make contributions to the plan by salary reduction, up to 4% of total compensation. The Corporation provides matching contributions up to 25% of the basic participant contributions. Eligible employees may make supplemental contributions of an additional 6% of total compensation, which are not matched by the Corporation.

Employees become immediately vested in contributions made by the Corporation. Contributions charged to operations amounted to $20,000, $18,000 and $14,000 in 1993, 1992 and 1991, respectively.


NOTE 20          INCOME TAXES

The components of income tax expense are as follows:

(Dollars in thousands)                                                   1993              1992              1991
- ---------------------------------------------------------------------------------------------------------------------
Federal income tax:
     Current                                                       $        968       $        785       $      1,381
     Deferred                                                                 9        [        57]       [       369]
State income tax                                                             58                 61                 58
- ---------------------------------------------------------------------------------------------------------------------
Total                                                              $      1,035       $        789       $      1,070
=====================================================================================================================

The deferred portion of income tax expense results from the accounting recognition of certain items of income and expense in periods different than those for tax purposes. The timing differences and their effects on the deferred portion of income tax expense are as follows:

(Dollars in thousands)                                                      1992                       1991
- --------------------------------------------------------------------------------------------------------------
Tax over (under) financial statement deduction for the
    provision for possible loan losses                                  $       211                 $[      30]
Tax over financial statement income from nonaccrual loans                [       57]                 [     105]
Tax over financial statement deduction for pension expense               [       67]                        --
Tax over (under) financial statement deduction for provision for
    possible loan losses on other real estate                                   331                  [     126]
Tax over financial statement gain on sale of loans                       [      254]                        --
Tax over financial statement investment securities gains                 [      306]                 [      50]
Other                                                                            85                  [      58]
- --------------------------------------------------------------------------------------------------------------
Total                                                                   $[       57]                $[     369]
==============================================================================================================


                                                                     (continued)





                                 Rock Financial Corporation and Subsidiaries  17

The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1993 are presented below.

DEFERRED TAX ASSETS (Dollars in thousands)                                           AMOUNT
- -------------------------------------------------------------------------------------------
Reserve for possible loan losses                                                 $      289
Investments                                                                             402
Reserve for possible losses on other real estate owned                                  137
Deferred fee income                                                                      96
Accrued interest receivable                                                             146
Other                                                                                    19
- -------------------------------------------------------------------------------------------
Total gross deferred tax assets                                                       1,089
Less: Valuation allowances                                                               --
- -------------------------------------------------------------------------------------------
Net deferred tax assets                                                               1,089
- -------------------------------------------------------------------------------------------

DEFERRED TAX LIABILITIES (Dollars in thousands)
- -------------------------------------------------------------------------------------------
Other real estate owned                                                                 141
Premises and equipment                                                                   92
Prepaid pension expense                                                                  32
- -------------------------------------------------------------------------------------------

Total gross deferred tax liabilities                                                    265
- -------------------------------------------------------------------------------------------
Net deferred tax assets                                                          $      824
===========================================================================================

The net deferred tax asset represents the anticipated Federal and state tax benefits expected to be realized in future years upon the utilization of the underlying tax attributes comprising this balance. In management's opinion, in view of the Corporation's previous, current and projected future earnings trend, such net deferred tax asset will more likely than not be fully realized. Accordingly, no valuation allowance was deemed to be required upon adoption and at December 31, 1993.

A reconciliation of the difference between income tax expense and the total expected Federal income tax computed by applying the Federal income tax statutory rate of 34% to pre-tax accounting income follows:

(Dollars in thousands)                                                  1993               1992              1991
- ---------------------------------------------------------------------------------------------------------------------
Federal income tax at statutory rate                               $      1,100       $        874       $        909
Increase (decrease) in income tax expense resulting from:
     Tax-exempt interest income                                     [       104]       [       158]       [       288]
     Interest expense disallowance                                           11                 27                207
     Dividend income exclusion                                      [         6]       [         3]       [        23]
     State income tax, net of Federal income tax benefit                     38                 40                 38
     Federal income tax assessment (reversal) applicable
          to prior years                                            [        29]                --                212
     Other                                                                   25                  9                 15
- ---------------------------------------------------------------------------------------------------------------------
Income tax expense                                                 $      1,035       $        789       $      1,070
- ---------------------------------------------------------------------------------------------------------------------
Effective tax rate                                                         32.0%              30.7%              40.0%
=====================================================================================================================

In 1991, the Internal Revenue Service ("IRS") examined the Corporation's consolidated Federal income tax returns for 1988, 1989 and 1990. The IRS proposed to disallow certain deductions for interest expenses taken during those years and proposed additional taxes. In connection therewith, $212,000 of additional income tax expense was recorded in 1991. Also, $207,000 of additional income tax expense was recorded in 1991 representing the effect that the disallowance would have on 1991 taxable income.

In October, 1993, the proposed assessment was settled. As a result, $29,000, net of related legal and accounting fees, of the aforementioned $212,000 provision was reversed.





18  Rock Financial Corporation and Subsidiaries

NOTE 21          RELATED PARTY TRANSACTIONS

Various directors and principal officers of the Corporation and its subsidiaries, including organizations in which they are officers or have significant ownership, were customers of, and had other transactions with the Bank in the ordinary course of business during 1993 and 1992. Such transactions were on substantially the same terms, including interest rates and collateral with respect to loans, as those prevailing at the time of comparable transactions with others. Further, such transactions did not involve more than the normal risk of collectibility and did not include any unfavorable features.

Total loans to the aforementioned individuals and organizations amounted to $4,235,000 and $4,532,000 at December 31, 1993 and 1992, respectively. The highest amount of such indebtedness during 1993 and 1992 amounted to $4,515,000 and $4,650,000, respectively. During 1993, $4,116,000 of new loans, including renewals, were made and repayments amounted to $4,413,000.

The Bank owns a building adjacent to one of its branch offices which is leased to a law firm of which a member of the Corporation's Board of Directors is a partner. In addition, the Bank leases office space from a corporation of which another member of Rock Financial Corporation's Board of Directors is a partial owner. Management believes that both lease terms are comparable to those that would be negotiated for similar properties in the area.


NOTE 22          OFF-BALANCE SHEET RISK AND CONTINGENCIES

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, and could involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the financial statements.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis, and the amount of collateral or other security obtained is based on management's credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support borrowing arrangements and extend for up to one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Accordingly, collateral is generally required to support the commitment.

At December 31, 1993, the Bank had mortgage commitments of $3,190,000, unused home equity lines of credit of $5,092,000 and $9,209,000 of other loan commitments. Also, standby letters of credit totalled $690,000.

Additionally, in the normal course of business, the Corporation or its subsidiaries may, from time to time, be a party to various legal proceedings relating to the conduct of its business. In the opinion of management, the consolidated financial position of the Corporation will not be materially affected by the outcome of any pending legal proceedings or by the disposition of the aforementioned commitments to extend credit or letters of credit.

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Since the fair value of these financial instruments is not significant or materially different from the contingent liability shown, fair value estimates are not presented.





                                 Rock Financial Corporation and Subsidiaries  19

NOTE 23 - PARENT COMPANY INFORMATION

Condensed financial statements of the parent company only are presented below.

CONDENSED BALANCE SHEET
                                                                                          DECEMBER 31,
                                                                                ------------------------------
(Dollars in thousands)                                                             1993                 1992
- --------------------------------------------------------------------------------------------------------------
ASSETS
Other short-term investments                                                    $      111         $       787
Investment securities                                                                   --                  71
Investment in subsidiary                                                            17,916              16,425
- --------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                    $   18,027         $    17,283
==============================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Other liabilities                                                               $        4         $         4
- --------------------------------------------------------------------------------------------------------------
Total liabilities                                                               4        4
Stockholders' equity                                                                18,023              17,279
- --------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $   18,027         $    17,283
==============================================================================================================


CONDENSED STATEMENT OF INCOME
                                                                                     DECEMBER 31,
                                                       -------------------------------------------------------
(Dollars in thousands)                                           1993               1992              1991
- --------------------------------------------------------------------------------------------------------------
INCOME
Dividends from subsidiary                                   $      800          $       --         $     1,225
Interest on other short-term investments                             6                  22                  98
Investment securities gains ( losses)                               13                  --         [       296]
- --------------------------------------------------------------------------------------------------------------
Total income                                                       819                  22               1,027
- --------------------------------------------------------------------------------------------------------------
EXPENSES
Interest expense                                                    --                  --                  --
Other expenses                                                     110                 102                  91
- --------------------------------------------------------------------------------------------------------------
Total expenses                                                     110                 102                  91
- --------------------------------------------------------------------------------------------------------------
Income (loss) before equity in
     undistributed net income of subsidiary                        709          [       80]                936
Equity in undistributed net income of subsidiary                 1,492               1,861                 667
- --------------------------------------------------------------------------------------------------------------
NET INCOME                                                  $    2,201          $    1,781         $     1,603
==============================================================================================================





20  Rock Financial Corporation and Subsidiaries

CONDENSED STATEMENT OF CASH FLOWS
                                                                          YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------------
(Dollars in thousands)                                           1993               1992              1991
- --------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                 $      2,201        $     1,781        $     1,603
Adjustments to reconcile net income to
    net cash (used in) from operating activities:
    (Gain) loss on sales of investment securities             [      13]                --                296
    (Equity)  in undistributed net income of subsidiary       [   1,492]         [   1,861]         [     667]
- -------------------------------------------------------------------------------------------------------------
Net cash from (applied to) operating activities                     696          [      80]             1,232
- -------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Decrease (increase) in other short-term investments                 676          [     432]         [     319]
Proceeds from sales of investment securities                         85                 61              2,294
- -------------------------------------------------------------------------------------------------------------
Net cash from (applied to) investing activities                     761          [     371]             1,975
- -------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Decrease (increase) in loans and advances to subsidiary              --              1,822          [   1,822]
Decrease in loans and advances from subsidiary                       --                 --          [     152]
Proceeds from exercise of stock options                              83                  6                 --
Dividends paid                                                [   1,540]         [   1,377]         [   1,233]
- -------------------------------------------------------------------------------------------------------------
Net cash (applied to) from financing activities            $  [   1,457]       $       451        $ [   3,207]
=============================================================================================================

There were no cash and cash equivalents at either the beginning or end of the year.





                                 Rock Financial Corporation and Subsidiaries  21

INDEPENDENT AUDITOR'S OPINION

[KPMG PEAT MARWICK LETTERHEAD]

                          Independent Auditor's Report
                          ----------------------------

The Board of Directors and Stockholders
Rock Financial Corporation:

We have audited the accompanying consolidated balance sheets of Rock Financial Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rock Financial Corporation and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993 in conformity with generally accepted accounting principles.


                             /s/ KPMG PEAT MARWICK

January 29, 1994





22  Rock Financial Corporation and Subsidiaries

                                     Errata

In Management's Discussion and Analysis, the fourth sentence on page 23 should state that "the return on stockholders' equity was 12.68% in 1993" instead of 12.69% in 1992.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information is presented to assist in understanding the consolidated financial statements and related notes of Rock Financial Corporation and Subsidiaries, the principal subsidiary of which is RockBank.

EARNINGS PERFORMANCE

In 1993, the Corporation achieved record earnings, as net income rose from $1,781,000 in 1992 to $2,201,000 in 1993, an increase of 23.6%. Related earnings per share increased from $1.94 to $2.40. Return on average assets was 1.16% in 1993 compared to .95% in 1992, while the return on average stockholders' equity was 12.69% in 1992 compared to 10.54% in 1992.

Contributing significantly to the record earnings performance were higher levels of net interest income and gain on sale of loans, partially offset by lower investment securities gains and higher levels of operating expenses.

While many banks have shown comparatively better year-to-year earnings improvements, the Corporation has been able to retain a steady earnings level during the recent economic recession despite the necessity of increasing the provision for possible loan losses over historical levels, as well as supporting higher amounts of nonperforming assets. This compares with other banks that eliminated most of their earnings, or showed losses during these periods, creating distorted favorable year-to-year earnings comparisons.

Further, 1993 represented the fifteenth year out of the last sixteen that earnings have risen from year-to-year, the only decline occuring from 1989 to 1990.

NET INTEREST INCOME

Net interest income is the principal source of the Corporation's earnings and represents the amount by which the interest and fees earned on loans and other interest earning assets exceeds the interest paid on the funding sources used to finance those assets. An analysis of the components of net interest income is facilitated when the income from tax-exempt loans and investment securities is adjusted to a taxable equivalent basis, placing tax-exempt assets on a comparable basis with taxable interest earning assets.

On a fully taxable equivalent ("FTE") basis, net interest income rose from $7 million in 1992 to $8 million in 1993, while the related net interest margin increased from 4.07% to 4.57%. The increased net interest income resulted from a lower interest rate environment, a redistribution of longer term interest bearing liabilities into short-term savings instruments and the effects of reducing nonperforming asset levels.

Interest earning assets yielded 7.59% in 1993 compared to 8.00% in 1992, a decrease of 41 basis points, while the cost to fund these assets dropped 91 basis points, from 3.93% to 3.02%. The Corporation's negative interest-sensitive position during 1993 contributed to the greater decrease in the cost of funds, as interest bearing liabilities repriced at lower rates more rapidly than interest earning assets. Another contributing factor was a higher level of noninterest bearing funds used to fund earning assets, representing 14.9% in 1993 compared to 14.4% in 1992.

Average interest earning assets rose 1.17% from 1992 to 1993 with taxable investment securities and shorter-term earning assets rising and tax-exempt investments and loans decreasing. Average total loans dropped by 5.11% in 1993, reflecting the Corporation's SBA and mortgage loan origination and sale program, which emphasizes loan origination and future service fee income, along with weak loan demand in other areas.

The decline in nonperforming asset levels during the fourth quarter of 1993 contributed positively to net interest income as proceeds were reinvested into earning assets. In addition, the Corporation recovered $320,000 of previously unrecorded interest upon the resolution of these assets, compared to $91,000 in 1992.

While average total interest bearing liabilities remained relatively unchanged in 1993, significant changes occurred in the primary components. During 1993, depositors indicated a preference for alternatives to longer-term low-yielding time deposits by shifting funds to mutual funds and shorter-term savings instruments. This caused a decline of 13% in average time deposits, while average savings deposits rose 18.2%

PROVISION AND RESERVE FOR POSSIBLE LOAN LOSSES

The provision for possible loan losses rose from $320,000 in 1992 to $360,000 in 1993 in an effort to strengthen the reserve for possible loan losses in light of the uncertainty of the extent of the economic recovery.

OTHER OPERATING INCOME

Other operating income, which consists of income other than interest, declined 5.1%, from $2,113,000 in 1992 to $2,006,000 in 1993, as significant changes occurred within all components.

Service charges on deposit accounts rose 9.3% in 1993, primarily as a result of revising service charge schedules.

                                                                     (continued)





                                 ROCK FINANCIAL CORPORATION AND SUBSIDIARIES  23

Investment securities gains declined from $691,000 in 1992 to $217,000 in 1993 as the Corporation revised its strategic plan to provide for less reliance on nonrecurring income sources, while concurrently focusing more on sources of core earnings.

Gain on sale of loans rose by 44.8%, from $652,000 in 1992 to $944,000 in 1993, reflecting an increase in the volume of loans sold, along with higher premiums received from loan sales into the secondary market. 1993 included $91,000 in gains from the sale of residential mortgage loans, while in 1992, there were no such sales. In addition, fees from servicing these loans amounted to $13,000 in 1993, while there were no such fees in 1992.

Other income increased by 10.5% primarily due to higher levels of loan fees and a loss in 1992 on the sale of a real estate investment property.

OTHER OPERATING EXPENSES

Other operating expenses, which include expenses other than interest, income taxes and the provision for possible loan losses, rose 4.1%, from $6.0 million in 1992 to $6.3 million in 1993. The largest increase occurred in salary expense, which rose from $2.8 million in 1992 to $3.1 million in 1993, an increase of 10.3%. The expansion of the Corporation's business development efforts represented approximately half of the increase, while merit and promotional increases along with profit sharing comprised the balance. Employee productivity remained relatively unchanged as the average number of full-time equivalent employees per million dollars increased slightly from .42 in 1992 to .44 in 1993.

Pension and other employee benefits rose from $472,000 in 1992 to $577,000 in 1993, an increase of 22.2%. Contributing to this increase were greater payroll taxes and health insurance costs, as well as higher pension expense.

Net occupancy expense increased 13.8% in 1993 due to higher maintenance expense, along with additional costs associated with the acquisition of additional space for a loan operations center. Furniture and equipment expense rose 18.1% in 1993 primarily due to higher depreciation expense.

Other real estate owned provision and operating expenses decreased from $138,000 in 1992 to $21,000 in 1993 due primarily to a lower provision in 1993. This decline reflects the continued progress in liquidating foreclosed properties, reducing the need to provide for possible additional losses.

Other expenses declined by 7%, from $1,981,000 in 1992 to $1,851,000 in 1993. While increases occurred in a broad range of expense categories due primarily to a higher volume of operations, a reduction in data processing costs resulting from a favorable change in data processing outsourcing contractual terms in 1993 partially offset these increases.

INCOME TAX EXPENSE

Income tax expense rose by 31.2% in 1993, while the effective tax rate increased from 30.7% in 1992 to 32% in 1993. The increased tax expense was due to higher earnings along with a reduction in tax-exempt interest income. Partially offsetting this increase and contributing to the relatively small increase in the effective tax rate was the settlement during 1993 of the proposed assessment in 1991 by the Internal Revenue Service resulting in the reversal of $29,000 of overaccrued Federal income tax expense.

INVESTMENTS

Investment securities declined from $71.4 million at December 31, 1992 to $51.6 million a year later, with the decrease resulting primarily from payments on U.S. Government agency collateralized mortgage obligations ("CMO's") and a transfer to investment securities available for sale. The yield on taxable investment securities decreased by 41 basis points due to the lower interest rate environment as well as the accelerated amortization of premiums resulting from CMO investments prepaying faster than anticipated.

The investment portfolio became less a source of funds in 1993 than in 1992 as sales of investment securities, including those considered available for sale, amounted to $39.5 million in 1992 compared to $1.3 million in 1993.

                                                                     (continued)





24  ROCK FINANCIAL CORPORATION AND SUBSIDIARIES

Information pertaining to the average weighted yields of debt securities at December 31, 1993 is set forth below. Maturities of CMO's included with U.S. Government agencies are based on the maturity of the final scheduled payment. Such securities, which comprise most of the balances shown as maturing beyond five years, generally amortize on a regular basis, predominantly monthly, and are subject to prepayment. Taking into account such contractual amortization and expected prepayments, a significant amount of principal reduction on the aforementioned securities will occur within three years.


INVESTMENT SECURITIES                     MATURING AFTER ONE      MATURING AFTER FIVE
                   MATURING WITHIN         YEAR BUT WITHIN         YEARS BUT WITHIN        MATURING AFTER
(Dollars in            ONE YEAR               FIVE YEARS              TEN YEARS              TEN YEARS                  TOTAL
thousands)         AMOUNT     YIELD       AMOUNT       YIELD      AMOUNT      YIELD     AMOUNT      YIELD       AMOUNT        YIELD
- -----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury
 securities       $ 1,712      5.73%     $24,010        5.91%    $    --         --%   $    --         --%     $25,722         5.90%
U.S. Government
 agencies              --        --        7,000        5.47       5,100       3.09      8,904       5.07       21,004         4.72
Obligations of
 states and
 political
 subdivisions         151      8.15        3,623        8.31         946       8.90          5      15.15        4,725         8.03
Other bonds,
 notes and
 debentures            --        --           --          --          10       5.50        129        .94          129         1.30
- -----------------------------------------------------------------------------------------------------------------------------------
Total book value  $ 1,863      5.92%     $34,633        6.07%    $ 6,056       4.00%   $ 9,028       5.02%     $51,580         5.64%
- -----------------------------------------------------------------------------------------------------------------------------------


INVESTMENT SECURITIES                      MATURING AFTER ONE     MATURING AFTER FIVE
AVAILABLE FOR SALE  MATURING WITHIN         YEAR BUT WITHIN        YEARS BUT WITHIN        MATURING AFTER
(Dollars in            ONE YEAR               FIVE YEARS              TEN YEARS              TEN YEARS                  TOTAL
thousands)         AMOUNT     YIELD       AMOUNT       YIELD      AMOUNT      YIELD     AMOUNT      YIELD       AMOUNT        YIELD
- -----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury
 securities       $ 6,684      6.34%     $10,862        6.70%    $    --         --%   $    --         --%     $17,546         6.56%
- -----------------------------------------------------------------------------------------------------------------------------------
Total book value  $ 6,684      6.34%     $10,862        6.70%    $    --         --%   $    --         --%     $17,546         6.56%
- -----------------------------------------------------------------------------------------------------------------------------------

Average yields are computed by dividing the annual interest, net of premium amortization and including discount accretion, by the book value of each type of security outstanding at December 31, 1993. Average yields on obligations of states and political subdivisions have been computed on a fully taxable equivalent basis, using the statutory Federal income tax rate of 34%.

LOANS

Loans totalled $96.1 million at December 31, 1993 compared to $97 million a year earlier, while average loans declined from $100.6 million in 1992 to $95.4 million in 1993.

While both year-to-date and average loans showed decreases in 1993, these reductions are net of loans originated for sale into the secondary market of $16 million, including $8.7 million of residential mortgage loans and $7.3 million of loans guaranteed by the U.S. Small Business Administration ("SBA"). This compares to $8.7 million of loan originations in 1992, all of which were guaranteed by the SBA.

At December 31, 1993, the amount of SBA-guaranteed loans sold for which servicing is retained as a source of fee income grew to $30.7 million from $25.4 million a year earlier. In addition, the portfolio of residential loans on which servicing is retained totalled $7.5 million at December 31, 1993, while there were no such loans at December 31, 1992.

The yield on commercial loans rose from 9.6% in 1992 to 10.21% due to the recovery in 1993 of $228,000 of previously unrecorded interest income on nonperforming commercial assets along with higher levels of SBA loan income.

MATURITIES AND INTEREST SENSITIVITIES OF LOANS

Information pertaining to maturities and the sensitivity to changes in interest rates of certain loan categories at December 31, 1993 is presented below. All loans are accruing interest.

                                                       DUE AFTER ONE
                                    DUE IN ONE          YEAR THROUGH          DUE AFTER
(Dollars in thousands)             YEAR OR LESS          FIVE YEARS           FIVE YEARS              TOTAL
- ------------------------------------------------------------------------------------------------------------
Commercial                           $  9,994             $ 35,320             $ 10,569             $ 55,883
Real estate:
    Construction                        1,230                   --                   --                1,230
    Mortgage                            3,830               15,622                  694               20,146
- ------------------------------------------------------------------------------------------------------------
Total                                $ 15,054             $ 50,942             $ 11,263             $ 77,259
- ------------------------------------------------------------------------------------------------------------
Loans at fixed interest rates        $  7,308             $ 40,644             $    718             $ 48,670
Loans at variable interest rates        7,746               10,298               10,545               28,589
- ------------------------------------------------------------------------------------------------------------
Total                                $ 15,054             $ 50,942             $ 11,263             $ 77,259
- ------------------------------------------------------------------------------------------------------------

                                                                     (continued)





                                 ROCK FINANCIAL CORPORATION AND SUBSIDIARIES  25

NONPERFORMING ASSETS

The economic downturn during the past several years has had a substantial negative impact on the value of real estate located in the Bank's primary service areas and, because a substantial portion of its loans are secured by real estate, the performance of these loans has been affected over this same time period.

Further, continued backlogs in the New Jersey court system resulting in lengthly foreclosure actions and bankruptcy proceedings have significantly delayed the resolution of nonperforming assets.

Information pertaining to nonperforming assets at December 31, 1993 is summarized below.

(Dollars in thousands)                                                             1993                 1992
- ------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                                $ 4,448              $ 7,386
Loans past due 90 days or more and accruing                                         179                   --
- ------------------------------------------------------------------------------------------------------------
Total nonperforming loans                                                         4,627                7,386
Other real estate owned, gross                                                      615                1,026
- ------------------------------------------------------------------------------------------------------------
Total                                                                           $ 5,242              $ 8,412
- ------------------------------------------------------------------------------------------------------------

The reduction in nonperforming assets in 1993 resulted from a decrease in new additions to such assets during the year, along with an increase in favorable resolutions of nonperforming assets. This included the return to accrual status of certain loans whose rates and terms are consistent with prevailing interest rates and terms and where a sufficient period of satisfactory performance by the borrower in accordance with the modified terms has occurred.

Sales of foreclosed properties also contributed to the lower amount of other real estate owned.

Nonperforming assets are generally well secured by real estate, including small commercial buildings and homes. It is the Corporation's intent to dispose of all other real estate owned at the earliest possible date at prices considered reasonable under the circumstances.

DEPOSITS

Total deposits increased to $170.9 million at December 31, 1993 from $167.5 million a year earlier, while average deposits rose to $170.1 million in 1993 from $165.9 million in 1992, an increase of 2.5%. Although average deposits changed nominally, significant changes occurred within all major interest bearing categories.

Average noninterest bearing demand deposits increased by 9% due primarily to higher commercial account balances. Average time deposits decreased by 14.9%, as depositors shifted funds to higher yielding investment alternatives such as mutual funds, as well as to shorter-term savings instruments.

AVERAGE DEPOSITS

(Dollars in thousands)                                                            1993                 1992
- ------------------------------------------------------------------------------------------------------------
Demand deposits                                                                $ 21,982             $ 20,176
Money market, Super NOW and NOW accounts                                         26,398               23,293
Passbook, statement savings and money market savings                             54,376               45,020
Time Deposits                                                                    67,320               77,367
- ------------------------------------------------------------------------------------------------------------
Total deposits                                                                 $170,076             $165,856
- ------------------------------------------------------------------------------------------------------------

FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Year-end totals decreased from $185,000 in 1992 to $138,000 in 1993, while the related averages were $1,833,000 in 1992 and $426,000 in 1993. The lower average occurred principally because of the Corporation's increased liquidity, reducing the necessity for purchased funds as a funding source.

The overall lower interest rate environment contributed to a drop in the average rate paid of 66 basis points.

RESULTS OF OPERATIONS - 1992 COMPARED WITH 1991

Net income for 1992 increased to $1.8 million, or $2.40 per share compared to $1.6 million, or $1.94 per share in 1991. Contributing significantly to the improved earnings performance were higher net interest income, lower income tax expense and increased gains on sales of loans, offset by lower investment securities gains and higher levels of operating expenses.

On a fully taxable equivalent basis, net interest income rose from $6.7 million in 1991 to $7 million in 1992, while the related net interest margin decreased from 4.52% to 4.07%. The increased net interest income resulted from higher levels of earning assets, offset in part by lower yields from these assets. Interest earning assets yielded 8% in 1992 compared to 9.79% in 1991, a decrease of 179 basis points, while the cost to fund these assets was the primary reason for the decrease in net interest margin.


                                                                     (continued)





26  ROCK FINANCIAL CORPORATION AND SUBSIDIARIES

Average interest earning assets rose 16.9%, increasing from $147.9 million in 1991 to $172.9 million in 1992. Most of this growth occurred in taxable investment securities, reflecting curtailed loan demand along with a shift from short-term to longer term earning assets. Average deposits increased by $25.4 million, or 18.1%, of which $16.9 million resulted from the acquisition in September, 1991, from the Resolution Trust Corporation of a branch office of a failed savings and loan association which was comprised mostly of interest bearing deposits.

The provision for possible loan losses rose to $320,000 in 1992 from $268,000 in 1991, reflecting higher charge-offs and greater levels of nonperforming loans. Net charge-offs were $531,000 in 1992 compared to $180,000 in 1991. The reserve for possible loan losses represented 1.41% of total loans at December 31, 1993 compared to 1.25% a year earlier, primarily as a result of the increased charge-offs.

Other operating income rose nominally in 1992. Significant changes, however, occurred within the various components. Service charges on deposit accounts and other income changed 2.3%, increasing in total from $472,000 in 1991 to $483,000 in 1992.

Investment securities gains declined from $1.2 million in 1991 to $691,000 in 1992. During 1992, most of the gains occurred in the first and third quarters. In the first quarter, $154,000 in investment securities gains were recorded as the Corporation sold $9.2 million in tax-exempt investment securities available for sale at December 31, 1991, where the tax benefits associated with holding these securities were reduced. In the third quarter of 1991, investment securities gains totalled $464,000, most of which resulted from sales of investment securities designated as available for sale at June 30, 1992.

Gain on sale of loans held for sale rose from $131,000 in 1991 to $652,000 in 1992, as sales of SBA-guaranteed loans rose from $3.5 million in 1991 to $11.4 million in 1992.

Other operating expenses rose 11.5%, from $5.4 million in 1991 to $6 million in 1992. The largest increase occurred in salary expense, which rose from $2.4 million in 1991 to $2.8 million in 1992, an increase of 16.7%. Additional staff associated with the acquisition of the aforementioned branch office and an expansion of the Corporation's new business development efforts represented approximately half of the increase, while merit and promotional increases along with profit sharing comprised the balance.

Pension and other employee benefits rose from $346,000 in 1991 to $472,000 in 1992, an increase of 36.4%. Contributing to this increase were greater payroll taxes and health incurance costs, as well as higher pension expense.

Net occupancy expense decreased $15,000, or 3.8% in 1992 compared to 1991, primarily due to the termination in early 1992 of a lease agreement covering a former branch office. Higher expenses associated with the acquired branch location partially offset this reduction as well as were the primary cause of a 2.8% increase in furniture and equipment expense.

Other expenses rose by $394,000, or 24.8% from 1991. The FDIC insurance assessment in 1992 was $381,000, up from $267,000 in 1991, due to higher deposit levels resulting primarily from the branch acquisition. Expenses associated with carrying other real estate owned dropped from $372,000 in 1991 to $138,000 in 1992. A broad range of other expense categories increased, reflecting a higher volume of operations.

Income tax expense decreased as a result of lower Federal income tax expense of $728,000 in 1992 compared to $1,012,000 in 1991. 1991 included special charges totalling $419,000 resulting from an Internal Revenue Service examination. These charges did not recur in 1992. Partially offsetting this expense reduction in 1992 were the effects of reduced levels of tax-exempt income.

LIQUIDITY

The liquidity position of the Corporation is dependent on the successful management of its assets and liabilities so as to meet the needs of both depoosit and credit customers. Liquidity needs arise principally to accomodate possible deposit outflows and to meet customers' requests for loans. Such needs can be satisfied by maturing loans and investments, short-term liquid assets and the ability to temporarily raise short-term funds from external sources.

The Corporation depends primarily on deposits as a source of funds, and from time to time, may also temporarily provide for a portion of its funding needs through short-term borrowings, such as Federal funds purchased, securities sold under repurchase agreements and borrowings under the U.S. Treasury tax and loan note option program. Proceeds from the sale of loans are also a source of liquidity.

The Consolidated Statement of Cash Flows presents the changes in cash and cash equivalents from operating, investing and financing activities. During 1993, net cash from operating activities was generated primarily from loan sales, while during 1992 sales of investment securities available for sale represented the largest source.

The cash applied to investing activities was primarily the result of purchases of investment securities in both 1993 and 1992. Net cash from financing activities in 1993 was derived from an increase in savings deposits, offset in part by time deposit outflows and dividend payments, while in 1992 net cash applied to financing activities was also attributable primarily to time deposit outflows and dividend payments.

Rock Financial Corporation's liquidity position rose at December 31, 1993 from a year earlier, as set forth on the following page, primarily due to the absence of an adequate interest rate spread between investment securities and short-term earning assets along with a lack of volume in non-SBA guaranteed loans.

                                                                     (continued)





                                 ROCK FINANCIAL CORPORATION AND SUBSIDIARIES  27

(Dollars in thousands)                                                            1993                 1992
- ------------------------------------------------------------------------------------------------------------
Other short-term investments                                                     $2,132               $  869
Investment securities available for sale                                          2,474                2,015
Loans held for sale                                                                 852                  455
- ------------------------------------------------------------------------------------------------------------
Total liquid assets                                                              $5,458               $3,339
- ------------------------------------------------------------------------------------------------------------

INTEREST RATE SENSITIVITY

The management of interest rate risk is also important to the profitability of the Corporation. Interest rate risk arises when an earning asset matures or when its interest rate changes in a time period different from that of a supporting interest bearing liability, or when an interest bearing liability matures or when its interest rate changes in a time period different from that of an earning asset that it supports. While the Corporation does not match specific assets and liabilities, total earning assets and interest bearing liabilities are grouped to determine the overall interest rate risk within a number of specific time frames.

Interest sensitivity analysis attempts to measure the responsiveness of net interest income to changes in interest rate levels. The difference between interest-sensitive assets and interest-sensitive liabilities is referred to as the interest sensitivity gap. At any given point in time, the Corporation may be in an asset-sensitive position, whereby its interest-sensitivie assets exceed its interest-sensitive liabilities or in a liability-sensitive position, whereby its interest-sensitive liabilities exceed its interest- sensitive assets, depending on management's judgment as to projected interest rate trends.

At December 31, 1993, the Corporation had a cumulative one-year gap of a negative $32.6 million compared to a negative $49.5 million at December 31, 1992. The reduced negative gap occurred primarily as a result of a decrease in variable rate time deposits or maturities within one year, along with the acquisition of variable rate taxable investment securities. If the weighted average interest rates in effect at December 31, 1993 increased by 1%, annual net interest income would fall by $430,000 since in a rising rate environment, interest-sensitive liabilities will reprice faster than assets. A 1% decrease in the weighted average interest rates would improve net interest income by $430,000.

Limiting the impact of possible rising interest rates is the elimination within three years of the negative gap. Further, the average life of the investment portfolio is less than five years.

CAPITAL

Stockholders' equity rose from $17.3 million at December 31, 1992 to $18 million a year later. Stockholders' equity as a percentage of total assets, referred to as a "leverage ratio", was 9.42% at December 31, 1993 compared to 9.21% a year earlier.

Risk-based capital ratios are expressed as a percentage of risk-adjusted assets, and relate capital to the risk factors of a bank's asset base, including off-balance sheet risk exposures. Various weightings are assigned to different asset categories as well as off-balance sheet exposures depending on the risk associated with each. In general, less capital is required for less risk. At December 31, 1993, the Corporation's core capital (Tier 1) and total risk-based capital ratios were 17.75% and 19%, respectively.

The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") of 1991 requires, among other things, Federal bank regulatory authorities to take prompt corrective action with respect to depository institutions which do not meet minimum capital standards and other safety and soundness regulations which have not yet been finalized.

Five capital categories were established, as set forth below.

                                    TOTAL RISK-         TIER 1 RISK-           LEVERAGE                TANGIBLE
CAPITAL CATEGORY                    BASED RATIO         BASED RATIO             RATES                EQUITY RATIO
- -----------------------------------------------------------------------------------------------------------------
Well capitalized                   10% or above         6% or above          5% or above                N / A
Adequately capitalized              8% or above         4% or above          4% or above                N / A
Undercapitalized                   Less than 8%         Less than 4%         Less than 4%               N / A
Significantly undercapitalized     Less than 6%         Less than 3%         Less than 3%               N / A
Critically undercapitalized            N / A               N / A                N / A                2% or less
- ----------------------------------------------------------------------------------------------------------------

FDICIA requires critically undercapitalized institutions to be placed into receivership within 90 days when the institution's primary Federal regulator and the FDIC determine that other actions would be inappropriate.

Effective January 1, 1994, the FDIC utilizes a risk-based deposit insurance premium assessment system for purposes of promoting safety and soundness in the banking industry by making the deposit insurance system fairer to well-run institutions and by encouraging weaker institutions to improve their financial condition. The system underscores the importance of a strong capital position and imposes penalties in the form of higher deposit insurance premiums as an institution's capitalization and financial condition decline.

Being categorized as a "well capitalized" institution permits the Bank to minimize the cost of FDIC deposit insurance by being charged a lesser rate than those that do not meet this definition.

                                                                     (continued)





28  ROCK FINANCIAL CORPORATION AND SUBSIDIARIES

The Corporation's capital position measured by either the leverage or risk-based capital ratio guidelines is strong and substantially in excess of the regulatory minimums required for bank holding companies. In 1993, the Corporation increased its cash dividend for the twentieth consecutive year. Dividends per share amounted to $1.75 per share in 1993 compared to $1.65 in 1992. Further, the Corporation paid a stock dividend for the thirteenth consecutive year.

EFFECTS OF INFLATION

The Corporation's assets and liability structure differs from that of an industrial company since its assets and liabilities fluctuate over time based upon monetary policies and changes in interest rates. The growth in the Corporation's earning assets, regardless of the effects of inflation, will increase net income if the Corporation is able to maintain a consistent interest spread between earning assets and supporting liabilities. In an inflationary period, the purchasing power of these net monetary assets necessarily decreases. However, changes in interest rates may have a more significant impact on the Corporation's performance than inflation. While interest rates are affected by inflation, they do not necessarily move in the same direction, or in the same magnitude as the prices of other goods and services.

The impact of inflation on the future operations of the Corporation should not be viewed without consideration of other financial and economic indicators, as well as historical financial statements and preceding discussion regarding the Corporation's liquidity and asset and liability management.

DESCRIPTION OF BUSINESS

Rock Financial Corporation is a bank holding company which was organized as a business corporation in New Jersey on July 15, 1985. Presently, the Corporation's principal activity consists of controlling its wholly-owned subsidiary, RockBank, which it acquired on January 1, 1986. At December 30, 1993, the Corporation had no paid employees, while the Bank had 80 full-time equivalent employees.

The Bank is a state bank incorporated under the laws of New Jersey. Its executive office is located in North Plainfield, New Jersey. The Bank received its charter and commenced business in 1971 and is a member of the Federal Deposit Insurance Corporation. The Bank provides a broad range of banking services to individuals and small and medium-sized businesses. Deposit services include savings and checking accounts, certficates of deposit and money market and retirement accounts. The Bank also provides many forms of business financing, including revolving credit, credit lines, term loans and all forms of consumer financing, including auto, home equity and mortgage loans. Further, the Bank specializes in Small Business Administration ("SBA")-guaranteed loans and has been designated by the SBA as a "Preferred Lender." Designation as a preferred lender essentially enables the lender to act as an agent of the SBA, and confers certain priveleges upon the Bank, including the ability to set an SBA guarantee of up to 70% of the loan balance and to directly structure credit terms without prior approval of the SBA.

While the Bank has no trust department, trust services are offered through a correspondent bank.

SUPERVISION AND REGULATION

Rock Financial Corporation is a bank holding company subject to the supervision of, and examination by, the Federal Reserve Board under the Bank Holding Company Act (the "Act"). The Act imposes certain restrictions on extensions of credit by the Bank to the Corporation, and limits activities in which bank holding companies may become involved to those to be so closely related to banking as to be a proper incident thereto.

RockBank is subject to the supervision of, and examination by, the New Jersey Department of Banking and the Federal Depoait Insurance Corporation ("FDIC"). The earnings of the Bank are affected not only by general economic conditions, but also by the credit and monetary policies of the Federal Reserve Board. Such policies have had a significant effect on the operating results of commercial banks in the past and may be expected to do so in the future. The effect of such policies on the future earnings of the Bank cannot accurately be predicted.

COMPETITION

The Corporation's subsidiary bank is subject to competition in all aspects of the business which it conducts, primarily from regional commercial banking institutions and savings and loan associations based in the Bank's primary market area. The Bank also encounters competition from money-market funds, loan companies, brokerage houses, and other financial institutions with branch offices in the Bank's market area.

PROPERTIES

The Bank's branch offices are all located in New Jersey, in Watchung, opened in 1975, Green Brook, opened in 1980, South Plainfield, opened in 1985, and Westfield, in a free-standing building acquired from the Resolution Trust Corporation in September, 1991, when the related deposits were assumed by the Bank. All the properties are owned by the Bank. The Bank also owns property adjacent to its Watchung office. The building located on the property, which was originally acquired for conversion into parking facilities, is leased to a law firm. The Bank also leases office space in South Plainfield for its loan operations center.

The Bank and one of its subsidiaries own three residential real estate properties in the central New Jersey area, all of which are being operated as rental properties.





                                 ROCK FINANCIAL CORPORATION AND SUBSIDIARIES  29

CONSOLIDATED AVERAGE BALANCE SHEET AND RELATED INTEREST AND RATES

                                                        1993                                      1992
                                         ------------------------------------------------------------------------------
(TAXABLE EQUIVALENT BASIS,                AVERAGE                   AVERAGE      AVERAGE                        AVERAGE
  dollars in thousands)                   BALANCE     INTEREST        RATE       BALANCE         INTEREST         RATE
- -----------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
   Taxable investment securities(1)     $  67,166     $  3,794         5.65%    $  61,676       $  3,739           6.06%
   Tax-exempt investment securities         4,728          398         8.42         7,760            630           8.12
   Federal funds sold                       5,471          167         3.05           436             16           3.67
   Other short-term investments             2,169           61         2.81         2,227             88           3.95
   Interest bearing deposits
    with banks                                 --           --           --           265             24           9.06
   Loans(2)(3):
      Commercial                           51,642        5,272        10.21        53,815          5,167           9.60
      Real estate                          27,417        2,273         8.29        27,440          2,570           9.37
      Installment                          16,374        1,322         8.07        19,317          1,601           8.29
- -----------------------------------------------------------------------------------------------------------------------
          Total loans                      95,433        8,867         9.29       100,572          9,338           9.28
- -----------------------------------------------------------------------------------------------------------------------
Total interest earning assets             174,967       13,287         7.59%      172,936         13,835           8.00%
- -----------------------------------------------------------------------------------------------------------------------
Noninterest earning assets:
   Cash and due from banks                  7,697                                   6,534
   Reserve for possible loan losses      [  1,311  ]                             [  1,222  ]
   Valuation allowance for
      marketable equity securities       [     78  ]                             [    113  ]
   Premises and equipment                   4,403                                   4,166
   Other real estate owned                    869                                   1,287
   Other noninterest earning assets         3,682                                   3,720
- -----------------------------------------------------------------------------------------------------------------------
Total noninterest earning assets           15,262                                  14,372
- -----------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                            $ 190,229                               $ 187,308
- -----------------------------------------------------------------------------------------------------------------------
Net interest income                                    $ 8,011                                   $ 7,034
                                                       -------                                   -------

Average rate paid to fund
 interest earning assets                                               3.02%                                       3.93%
                                                                       ----                                        ----
Interest rate spread                                                   4.05                                        3.40
                                                                       ----                                        ----
Interest rate margin                                                   4.58%                                       4.07%
                                                                       ----                                        ----

TAXABLE EQUIVALENT INFORMATION

Interest income on the interest earning assets indicated below has been adjusted upward by the amount of Federal income tax that would have been paid on tax-exempt income at the prevailing rates of 34% in both 1993 and 1992:

(Dollars in thousands)                                    1993                                      1992
- --------------------------------------------------------------------------------------------------------
Loans                                                     $ 22                                      $ 25
Tax-exempt investment securities                           135                                       214
- --------------------------------------------------------------------------------------------------------
Total                                                     $157                                      $239
- --------------------------------------------------------------------------------------------------------

(1) Includes investment securities available for sale
(2) Includes nonperforming loans
(3) Interest includes loan fees of $475,000 and $376,000 in 1993 and 1992, respectively.





30  ROCK FINANCIAL CORPORATION AND SUBSIDIARIES

                                                        1993                                      1992
                                         ------------------------------------------------------------------------------
                                          AVERAGE                   AVERAGE      AVERAGE                        AVERAGE
(Dollars in thousands)                    BALANCE     INTEREST        RATE       BALANCE         INTEREST         RATE
- -----------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
   Savings deposits                      $ 80,774     $  2,229         2.76%     $ 68,313       $  2,374           3.48%
   Time deposits                           67,320        3,023         4.49        77,367          4,344           5.61
   Federal funds purchased and
      securities sold under
      repurchase agreements                   426           13         3.05         1,833             68           3.71
   Other borrowed funds                       372           11         2.96           447             15           3.36
- -----------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities        148,892        5,276         3.54%      147,960          6,801           4.60%
- -----------------------------------------------------------------------------------------------------------------------
NONINTEREST BEARING LIABILITIES:
   Demand deposits                         21,982                                  20,176
   Other noninterest bearing
    liabilities                             2,001                                   2,271
- -----------------------------------------------------------------------------------------------------------------------
Total noninterest bearing liabilities      23,983                                  22,447

Stockholders' equity                       17,354                                  16,901
- -----------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES
   AND STOCKHOLDERS' EQUITY              $190,229                                $187,308
- -----------------------------------------------------------------------------------------------------------------------





                                 ROCK FINANCIAL CORPORATION AND SUBSIDIARIES  31

ANALYSIS OF CHANGES IN NET INTEREST INCOME

The table below sets forth, on a fully taxable basis, an analysis of the increase (decrease) in net interest income resulting from changes in the specific components of income and expense due to changes in volume and rate. Because of the numerous simultaneous balance and rate changes, it is not possible to precisely allocate such changes between balances and rates. Therefore, for purposes of this table, changes which are not due solely to balance or rate changes are allocated to rate.

                                                 1993 NET INTEREST                            1992 NET INTEREST
                                             INCOME INCREASE (DECREASE)                   INCOME INCREASE (DECREASE)
                                                  FROM 1992 DUE TO                             FROM 1991 DUE TO
(Dollars in thousands)                    VOLUME        RATE         TOTAL        VOLUME             RATE          TOTAL
- ------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans:
   Commercial                             $[  209  ]   $   314      $   105       $     95        $[   789 ]   $[  694  ]
   Real estate                             [    2  ]    [  295  ]    [  297  ]     [   253  ]      [   348 ]    [  601  ]
   Installment                             [  244  ]    [   35  ]    [  279  ]     [   147  ]      [   307 ]    [  454  ]
- -------------------------------------------------------------------------------------------------------------------------
Total loans                                [  455  ]    [   16  ]    [  471  ]     [   305  ]      [ 1,444 ]    [1,749  ]

Taxable investment securities                 333       [  278  ]        55          2,822         [   703 ]     2,119
Tax-exempt investment securities           [  246  ]        14       [  232  ]     [   441  ]      [    91 ]    [  532  ]
Federal funds sold                            185       [   34  ]       151        [    61  ]      [     9 ]    [   70  ]
Other short-term investments               [    2  ]    [   25  ]    [   27  ]         259         [   564 ]    [  305  ]
Interest bearing deposits with banks       [   24  ]        --       [   24  ]     [   113  ]           --      [  113  ]
- -------------------------------------------------------------------------------------------------------------------------
Total interest income                      [  209  ]    [  339  ]    [  548  ]       2,161         [ 2,811 ]    [  650  ]
- -------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Savings deposits                           [  434  ]       579          145        [   990  ]        1,121         131
Time deposits                                 564          757        1,321        [   192  ]        1,078         886
Federal funds puchased and securities
   sold under repurchase agreements            52            3           55        [    71  ]           42      [   29  ]
Other borrowed funds                            3            1            4              1               9          10
- ------------------------------------------------------------------------------------------------------------------------
Total interest expense                        185        1,340        1,525        [ 1,252  ]        2,250         998
- -------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                       $[   24  ]   $ 1,001      $   977       $    909        $[   561 ]   $   348
- ------------------------------------------------------------------------------------------------------------------------





32  ROCK FINANCIAL CORPORATION AND SUBSIDIARIES

SUMMARY OF LOAN LOSS EXPERIENCE

Information pertaining to loan loss experience is presented below.

(Dollars in thousands)                                                1993                      1992
- --------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1                                                  $ 1,218                   $ 1,429
- --------------------------------------------------------------------------------------------------------
Charge-offs:
      Commercial loans                                               [   34  ]                 [   37  ]
      Real estate loans                                              [  175  ]                 [  509  ]
      Installment loans                                              [    9  ]                 [    6  ]
- --------------------------------------------------------------------------------------------------------
Total                                                                [  218  ]                 [  552  ]
- --------------------------------------------------------------------------------------------------------
Recoveries:
      Commercial loans                                                   --                         3
      Installment loans                                                   3                        18
- --------------------------------------------------------------------------------------------------------
Total                                                                     3                        21
- --------------------------------------------------------------------------------------------------------
Net charge-offs                                                      [  215  ]                 [  531  ]
Provision for possible loan losses charged to operations                360                       320
- --------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31                                                $ 1,363                   $ 1,218
- --------------------------------------------------------------------------------------------------------
Net charge-offs as a percentage of average loans                        .23%                      .53%
Provision for possible loan losses as a percentage
 of net charge-offs                                                  167.44                     60.38
Reserve for possible loan losses as a percentage of loans              1.41                      1.25
Reserve for possible loan losses as a percentage
 of nonperforming loans                                               29.46                     16.49
- --------------------------------------------------------------------------------------------------------

The reserve for possible loan losses is maintained at a level determined adequate to provide for potential losses in the loan portfolio. The reserve is increased by provisions charged to operations and recoveries of loan charge-offs. The reserve is based on management's evaluation of the loan portfolio and several other factors, including past loan loss experience, the credit conditions of the borrower, the value of the underlying collateral, business and economic conditions, and the possibility that there may be potential losses in the portfolio which cannot currently be identified.

ALLOCATION OF THE RESERVE FOR POSSIBLE LOAN LOSSES

The reserve for possible loan losses has been allocated according to the amount considered necessary to provide for the possibility of losses within the loan categories set forth below.

                                                   DECEMBER 31, 1993                              DECEMBER 31, 1992
                                           -----------------------------------             -------------------------------
                                                               PERCENTAGE OF                                 PERCENTAGE OF
LOAN CATEGORY (Dollars in thousands)        AMOUNT             LOAN CATEGORY                AMOUNT           LOAN CATEGORY
- --------------------------------------------------------------------------------------------------------------------------
Commercial                                  $  117                     .20%                 $  104                   .19%
Real Estate                                    252                    1.17                     270                  1.08
Installment                                     40                     .26                      42                   .23
Unallocated                                    954                      --                     802                    --
- --------------------------------------------------------------------------------------------------------------------------
Total                                       $1,363                    1.42%                 $1,218                  1.25%
- --------------------------------------------------------------------------------------------------------------------------





                                 ROCK FINANCIAL CORPORATION AND SUBSIDIARIES  33

SELECTED QUARTERLY FINANCIAL DATA

- -----------------------------------------------------------------------------------------------------------------
                                                                             1993
                                                 FIRST            SECOND             THIRD                FOURTH
(Dollars in thousands, except share data)       QUARTER          QUARTER            QUARTER              QUARTER
- -----------------------------------------------------------------------------------------------------------------
Interest income                           $       3,248       $      3,284       $      3,244       $       3,354
Interest expense                                  1,377              1,369              1,362               1,168
- -----------------------------------------------------------------------------------------------------------------
Net interest income                               1,871              1,915              1,882               2,186
Provision for possible loan losses                   90                 90                 90                  90
Other operating income                              498                371                684                 453
Other operating expenses                          1,552              1,582              1,587               1,543
- -----------------------------------------------------------------------------------------------------------------
Income before income taxes                          727                614                889               1,006
Income tax expense                                  244                194                283                 314
- -----------------------------------------------------------------------------------------------------------------
Net income                                $         483       $        420       $        606       $         692
- -----------------------------------------------------------------------------------------------------------------
Net income per share                      $         .53       $        .46       $        .66       $         .75
- -----------------------------------------------------------------------------------------------------------------

                                                                             1992
                                                 FIRST            SECOND             THIRD                FOURTH
(Dollars in thousands, except share data)       QUARTER          QUARTER            QUARTER              QUARTER
- -----------------------------------------------------------------------------------------------------------------
Interest income                           $       3,478       $      3,376       $      3,410       $       3,332
Interest expense                                  1,925              1,761              1,641               1,474
- -----------------------------------------------------------------------------------------------------------------
Net interest income                               1,553              1,615              1,769               1,858
Provision for possible loan losses                   60                 60                180                  20
Other operating income                              459                456                709                 489
Other operating expenses                          1,405              1,487              1,497               1,629
- -----------------------------------------------------------------------------------------------------------------
Income before income taxes                          547                524                801                 698
Income tax expense                                  150                137                276                 226
- -----------------------------------------------------------------------------------------------------------------
Net income                                $         397       $        387       $        525       $         472
- -----------------------------------------------------------------------------------------------------------------
Net income per share                      $         .44       $        .42       $        .57       $         .51
- -----------------------------------------------------------------------------------------------------------------





34  ROCK FINANCIAL CORPORATION AND SUBSIDIARIES

FIVE-YEAR SUMMARY

(Dollars in thousands, except share data)     1993           1992           1991           1990          1989
- ---------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA AT YEAR-END
    Total assets                          $  191,365     $  187,893     $  190,193     $  144,842     $ 151,862
    Loans                                     96,089         96,994        100,525        105,605       112,983
    Deposits                                 170,899        167,482        169,310        126,626       128,560
    Long-term debt                                --             --             --             --         2,850
    Stockholders' equity                      18,023         17,279         16,869         15,541        16,296

AVERAGE BALANCE SHEET DATA
    Total assets                             190,229        187,308        159,544        145,604       137,419
    Loans                                     95,433        100,572        103,392        105,667       105,703
    Deposits                                 169,986        165,855        140,485        126,460       113,481
    Long-term debt                                --             --             --             --         2,926
    Stockholders' equity                      17,354         16,901         16,228         16,497        15,604

INCOME STATEMENT DATA
    Interest income                           13,130         13,596         14,049         14,210        14,030
    Interest expense                           5,276          6,801          7,798          8,372         7,914
    Net interest income                        7,854          6,795          6,251          5,838         6,116
    Provision for possible loan losses           360            320            268            570            45
    Other operating income                     2,006          2,113          2,087          1,150         1,142
    Other operating expenses                   6,264          6,018          5,397          4,421         4,366
    Net income                                 2,201          1,781          1,603          1,502         2,100
    Net income per share(1)                     2.40           1.94           1.75           1.63          2.27
    Cash dividends paid per share               1.75           1.65           1.55           1.45          1.14
    Average number of shares
     outstanding(1)                          918,234        916,568        916,488        922,457       923,130

SELECTED FINANCIAL RATIOS
    Net income as a percentage of
        average total assets                    1.16%           .95%          1.00%          1.03%         1.53%
    Net income as a percentage of
        average stockholders' equity           12.68          10.54           9.88           9.10         13.46
    Net interest margin                         4.58           4.07           4.52           4.68          5.23
    Stockholders' equity as a
        percentage of
        total assets - year-end                 9.42           9.21           8.87          10.73         10.73
    Net charge-offs to average loans             .23            .53            .17            .10            --
    Dividend payout ratio                      69.97          77.32          76.90          73.83         39.71

OTHER SELECTED DATA AT YEAR-END
    Book value per share(1)               $    19.58     $    18.85     $    18.41     $    16.96     $   17.63
    Number of stockholders                       478            468            461            468           481
    Number of banking offices                    5              5              5              4             4
    Number of full-time equivalent
     employees                                   80             80             77             72            69
- ---------------------------------------------------------------------------------------------------------------

(1) Per share data is computed giving retroactive effect to stock dividends.





                                 ROCK FINANCIAL CORPORATION AND SUBSIDIARIES  35

MARKET AND DIVIDEND INFORMATION

The Corporation's common stock is traded in the over-the-counter market on the NASDAQ National Market System under the symbol RFIN. The quarterly market price range and dividend paid per common share for each of the last two years are shown below.


- -----------------------------------------------------------------------------------------------------------
                                                           RANGE OF TRADE PRICES             CASH DIVIDENDS
QUARTER                                                  HIGH                 LOW                PAID
- -----------------------------------------------------------------------------------------------------------
1993
FIRST                                                  $ 31.50              $  22.50              $ .425
SECOND                                                   29.50                 33.00                .425
THIRD                                                    38.00                 33.00                .45
FOURTH                                                   38.00                 33.375               .45


1992
First                                                  $ 27.50              $  22.50              $ .40
Second                                                   30.00                 25.00                .40
Third                                                    26.00                 26.00                .425
Fourth                                                   27.00                 22.50                .425
- -----------------------------------------------------------------------------------------------------------

On October 28, 1992, the Corporation paid a 5% stock dividend resulting in the issuance of 41,385 shares of common stock and on October 28, 1993, the Corporation paid a 5% stock dividend resulting in the issuance of 43,573 shares of common stock.

SHAREHOLDER INFORMATION

CORPORATE ADDRESS                                                           MARKET  MAKERS
Rock Financial Corporation                         F.J. Morrissey, Inc.                       Ryan, Beck & Company
P.O. Box 1027                                      1700 Market Street                         80 Main Street
350 Rock Avenue                                    Suite 1420                                 West Orange, NJ 07052
North Plainfield, NJ 07061-1027                    Philadelphia, PA 19103-3913                (201) 349-6080
(908) 561-4600                                     (215) 563-8500

ANNUAL MEETING
The annual meeting of the stockholders of Rock Financial Corporation will be held at Sherban's Restaurant Banquet Room, 222 Front Street, South Plainfield, New Jersey on Tuesday, April 12, 1994 at 9:00 a.m.

FORM 10-K
THE ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OF FORM 10-K IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO ROCK FINANCIAL CORPORATION, CYNTHIA L. ROCCO, ASSISTANT VICE PRESIDENT, P.O. BOX 1027, NORTH PLAINFIELD, NJ 07061-1027

TRANSFER AGENT
Rock Financial Corporation
Stockholder Relations
P.O. Box 1027, North Plainfield, NJ 07061-1027





36  ROCK FINANCIAL CORPORATION AND SUBSIDIARIES